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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Gibson                      Michele                   M
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   (Last)                       (First)                   (Middle)

     220 Liberty Street
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                                    (Street)

     Warsaw                           New York               14569
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 26, 2003
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Financial Institutions, Inc. - FISI
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Senior Vice President & Chief Administrative Officer
     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Employee Stock Option
(right to buy)           (1)        2/18/2013       Common Stock           2600          $22.51         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) Options vest at a rate of 33 1/3% per year beginning on the anniversary date of the grant date of 2/18/03.

 /s/ Sonia M. Dumbleton                                      March 21, 2003
---------------------------------------------            -----------------------
Sonia M. Dumbleton for Michele M. Gibson
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                    AUTHORIZATION TO FILE SECTION 16 REPORTS

I hereby authorize and designate Ronald A. Miller, Sonia M. Dumbleton or Michael
D. Grover to execute and file or cause to be filed, on my behalf any Forms 3, 4 and 5, including any amendments thereto, that I may voluntarily or be required to file with the U.S. Securities and Exchange Commission as a result of my ownership of, or transactions in, securities of Financial Institutions, Inc. This authority shall continue until I am no longer required to file such forms, or until sooner revoked by me in writing.

In witness whereof, I have executed this authorization this 20th day of March 2003.

                                                      /s/ Michele M. Gibson
                                                   ----------------------------
                                                         Michele M. Gibson
                                                   Chief Administrative Officer
                                                   Financial Institutions, Inc.

/s/ Sonia M. Dumbleton
Witness